Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Suzanne Runald	Todd Kehrli or Jim Byers
Public Relations 949-362-5800 pr@smithmicro.com	MKR Group 323-468-2300 smsi@mkr-group.com

Smith Micro Reports 2015 Second Quarter Financial Results

Aliso Viejo, CA, July 27, 2015 – Smith Micro Software, Inc. (NASDAQ:SMSI), a leading provider of wireless and mobility solutions, today reported financial results for its second quarter ended June 30, 2015.

“Revenues for the second quarter were $9.4 million, which was net of a non-recurring customer chargeback of $0.5 million. Excluding the one-time charge, revenues would have been $9.9 million, in line with our internal projections and a 15% increase over revenues in the second quarter of 2014,” said William W. Smith Jr., President and CEO of Smith Micro Software.

“We continue to see growth in NetWise revenues as we expanded our deployment at Comcast during the quarter, and we also saw strong demand for CommSuite services at Sprint. We are actively working on new opportunities with wireless operators, cable providers and enterprises. While we focus our energies on driving sales cycles forward, we are also closely managing our expenses in order to be non-GAAP profitable for the year,” Mr. Smith concluded.

Fiscal Second Quarter 2015 Financial Results:

Smith Micro Software reported revenues of $9.4 million for the second quarter ended June 30, 2015, compared to $8.5 million reported in the second quarter ended June 30, 2014.

Second quarter 2015 gross profit on both a GAAP and non-GAAP basis (which excludes stock compensation) was $7.3 million, compared to $6.1 million reported in the second quarter of 2014.

Smith Micro Software Second Quarter 2015 Financial Results	Page 2 of 7

GAAP gross profit as a percentage of revenue was 77.9 percent for the second quarter of 2015, compared to 71.3 percent for the second quarter of 2014. Non-GAAP gross profit as a percentage of revenue was 78.0 percent for the second quarter of 2015, compared to 71.3 percent for the same quarter last year.

GAAP net loss for the second quarter of 2015 was $1.2 million, or $0.03 loss per diluted share, compared to a GAAP net loss of $5.7 million, or $0.15 loss per diluted share, for the second quarter of 2014.

Non-GAAP net loss (which excludes stock-based compensation and non-cash tax expense) for the second quarter of 2015 was $0.4 million, or $0.01 loss per diluted share, compared to a non-GAAP net loss of $2.4 million, or $0.06 loss per diluted share, for the second quarter of 2014.

Fiscal June Year-To-Date 2015 Financial Results:

For the six months ended June 30, 2015, the Company reported revenues of $19.9 million, compared to $17.0 million for the six months ended June 30, 2014.

GAAP and non-GAAP (which excludes stock-based compensation) gross profit was $15.7 million for the six months ended June 30, 2015, compared to $12.1 million for the six months ended June 30, 2014.

GAAP gross profit as a percentage of revenues was 79.0 percent for the six months ended June 30, 2015, compared to 71.3 percent for the same period last year. Non-GAAP gross profit as a percentage of revenues was 79.0 percent for the six months ended June 30, 2015, compared to 71.4 percent for same period last year.

GAAP net loss for the six months ended June 30, 2015 was $1.2 million, or a loss of $0.03 per diluted share, compared to a GAAP net loss for the six months ended June 30, 2014 of $10.9 million, or $0.28 loss per diluted share.

Non-GAAP net loss for the six months ended June 30, 2015 was $44,000, or $0.00 per diluted share, compared to a non-GAAP net loss of $5.0 million, or $0.13 loss per diluted share, for the six months ended June 30, 2014.

Total cash and cash equivalents and short-term investments at June 30, 2015 were $11.5 million.

Fully diluted weighted average common shares outstanding as of June 30, 2015 were 45.9 million, compared to 38.1 million fully diluted weighted average common shares outstanding as of June 30, 2014.

Smith Micro Software Second Quarter 2015 Financial Results	Page 3 of 7

The Company uses a non-GAAP reconciliation of gross profit, loss before taxes, net loss and loss per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation since stock-based compensation is excluded from the non-GAAP earnings calculation and adjustments are made for Proforma taxes. Since we are in a cumulative loss position, the non-GAAP income tax expense (benefit) for the period ended June 30, 2015 was computed by using a tax rate of 38 percent using the Company’s normalized combined U.S. federal, state and foreign statutory tax rates less various tax adjustments. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net loss on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.

Investor Conference Call:

Smith Micro Software will hold an investor conference call today to discuss the Company’s second quarter 2015 results at 4:30 p.m. ET, July 27, 2015. To access the call, dial (888) 523-1228 and when prompted provide the passcode “9588957.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available on the Smith Micro website in the Investor Relations section.

About Smith Micro Software, Inc.:

Smith Micro Software provides solutions that simplify, secure and enhance the mobile experience. Our portfolio includes a wide range of applications that manage broadband connectivity, data traffic, devices, voice and video communications over wireless networks. With 30 years of experience developing world-class client and server software, Smith Micro helps the leading mobile network operators, device manufacturers and enterprises increase efficiency and capitalize on the growth of mobile-connected consumers and workforces. For more information, visit smithmicro.com. (NASDAQ:SMSI)

Safe Harbor Statement:

This release contains forward-looking statements that involve risks and uncertainties, including without limitation, forward-looking statements relating to the company’s customer concentration given that the majority of our sales depend on a few large client relationships, including Sprint, the risk of being delisted from the NASDAQ Global Select Market if we fail to meet any of the listing requirements, financial prospects and other projections of its performance, the existence of new market opportunities and interest in the company’s products and solutions, and the company’s ability to increase its revenue by capitalizing on these new market opportunities. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the risk that we may need to raise additional capital to fund our operations and such capital may not be available to us at commercially reasonable terms or at all, changes in demand for the company’s products from its customers and their end-users, new and changing technologies, customer acceptance and timing of deployment of those technologies, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied

Smith Micro Software Second Quarter 2015 Financial Results	Page 4 of 7

in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

Smith Micro Software Second Quarter 2015 Financial Results	Page 5 of 7

Smith Micro Software, Inc.

Reconciliation of GAAP to Non-GAAP Results

(in thousands, except per share amounts) - unaudited

	GAAP	Stock Compensation	Taxes	Non- GAAP
Three Months Ended 6/30/15:
Gross profit	$7,315	$3	$—	$7,318
Loss before provision for income taxes	($1,225)	$544	$—	($681)
Net loss	($1,231)	$544	$265	($422)
EPS-diluted	($0.03)	$0.01	$0.01	($0.01)

Three Months Ended 6/30/14:
Gross profit	$6,077	$3	$—	$6,080
Loss before provision for income taxes	($5,683)	$1,883	$—	($3,800)
Net loss	($5,695)	$1,883	$1,456	($2,356)
EPS-diluted	($0.15)	$0.05	$0.04	($0.06)

Six Months Ended 6/30/15:
Gross profit	$15,726	$6	$—	$15,732
Loss before provision for income taxes	($1,224)	$1,153	$—	($71)
Net loss	($1,241)	$1,153	$44	($44)
EPS-diluted	($0.03)	$0.03	$0.00	($0.00)

Six Months Ended 6/30/14:
Gross profit	$12,106	$8	$—	$12,114
Loss before provision for income taxes	($10,817)	$2,681	$—	($8,136)
Net loss	($10,862)	$2,681	$3,137	($5,044)
EPS-diluted	($0.28)	$0.07	$0.08	($0.13)

Smith Micro Software Second Quarter 2015 Financial Results	Page 6 of 7

Smith Micro Software, Inc.

Statements of Comprehensive Loss for the Three Months and Six Months Ended June 30, 2015 and 2014

(in thousands, except per share amounts) - unaudited

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Revenues	$9,386	$8,528	$19,915	$16,977
Cost of revenues	2,071	2,451	4,189	4,871

Gross profit	7,315	6,077	15,726	12,106

Operating expenses:
Selling and marketing	2,228	2,296	4,419	5,332
Research and development	3,447	3,609	6,788	7,858
General and administrative	2,865	3,418	5,742	7,296
Restructuring expense	—	2,435	—	2,435

Total operating expenses	8,540	11,758	16,949	22,921

Operating loss	(1,225)	(5,681)	(1,223)	(10,815)
Interest and other income (expense), net	—	(2)	(1)	(2)

Loss before provision for income taxes	(1,225)	(5,683)	(1,224)	(10,817)

Provision for income tax expense	6	12	17	45

Net loss	$(1,231)	$(5,695)	$(1,241)	$(10,862)

Other comprehensive income, before tax:

Unrealized holding gains on available-for-sale securities	—	1	1	1
Income tax expense related to items of other comprehensive income	—	—	—	—

Other comprehensive income, net of tax	—	1	1	1

Comprehensive loss	$(1,231)	$(5,694)	$(1,240)	$(10,861)

Loss per share:
Basic and diluted	$(0.03)	$(0.15)	$(0.03)	$(0.28)

Weighted average shares outstanding:
Basic and diluted	46,257	38,518	45,881	38,118

Smith Micro Software Second Quarter 2015 Financial Results	Page 7 of 7

Smith Micro Software, Inc.

Consolidated Balance Sheets

(in thousands)

	June 30, 2015	December 31, 2014
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash & cash equivalents	$7,174	$10,165
Short term investments	4,321	2,880
Accounts receivable, net	8,597	8,216
Income tax receivable	42	706
Inventory, net	66	97
Prepaid and other assets	1,079	765

Total current assets	21,279	22,829
Equipment & improvements, net	3,366	4,273
Other assets	195	214
Deferred tax asset	74	74

TOTAL ASSETS	$24,914	$27,390

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,536	$1,521
Accrued liabilities	5,063	5,752
Deferred revenue	113	1,498
Deferred tax liability	74	74

Total current liabilities	6,786	8,845

Long-term liabilities	3,626	3,643

Total non-current liabilities	3,626	3,643
Stockholders’ Equity:
Common stock	46	45
Additional paid in capital	223,980	223,141
Accumulated comprehensive deficit	(209,524)	(208,284)

Total stockholders’ equity	14,502	14,902

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$24,914	$27,390